FFTW FUNDS, INC.

FORM N-SAR

Item 77I-  Terms of New or Amended Securities
FFTW Funds, Inc. (the "Fund") filed Post-Effective Amendment No.
16 to the Fund's Registration Statement on September 12, 1995 and it became effective with the Securities and Exchange Commission on November 27, 1995. Pursuant to the Amendment the Board of Directors reclassified and designated 100,000,000 shares of the authorized but unissued shares of the AAA Asset-Backed Portfolio stock, par value $.001 per share, as Mortgage Total Return Portfolio (the "MTR Portfolio") stock, par value $.001 per share. The AAA Asset-Backed Portfolio was liquidated on December 30, 1994 and is no longer in existence. The new porfolio, the MTR Portfolio has the following investment objective:

The investment objective of the MTR Portfolio is to attain a high level of total return as may be consistent with the preservation of capital by investing primarily in mortgage-related securities, maintaining an average U.S. dollar-weighted duration in the range of two to six years.